Exhibit 99.1

EL PASO PIPELINE PARTNERS INCREASES QUARTERLY
DISTRIBUTION TO $0.61 PER UNIT

Distribution Up 22 Percent From Fourth Quarter 2011

HOUSTON, Jan. 16, 2013 - El Paso Pipeline Partners, L.P. (NYSE: EPB) today increased its quarterly cash distribution per common unit to $0.61 ($2.44 annualized) payable on Feb. 14, 2013, to unitholders of record as of Jan. 31, 2013. This represents a 22 percent increase over the fourth quarter 2011 cash distribution per unit of $0.50 ($2.00 annualized) and a 5 percent increase from $0.58 per unit ($2.32 annualized) for the third quarter of 2012. EPB has increased its cash distribution 19 consecutive quarters since its initial public offering in November 2007.
Chairman and CEO Richard D. Kinder said, “EPB had a good fourth quarter and year, and will distribute $2.25 per unit for 2012, which represents a 17 percent increase over its 2011 distribution per unit of $1.93. We also generated cash in excess of our distributions of approximately $119 million. EPB's performance reflects solid results from our pipeline and storage assets, dropdowns from our general partner, cost savings associated with Kinder Morgan, Inc.'s (NYSE: KMI) acquisition of El Paso Corporation in May 2012, completed expansion projects on Southern Natural Gas (SNG) and significantly increased demand from natural gas fired power plants. Looking ahead, growth is expected to be driven by our stable, regulated natural gas pipeline and storage assets, our LNG business and incremental cost and growth synergies related to KMI's purchase of El Paso.”
EPB reported fourth quarter distributable cash flow before certain items of $163 million, a 43 percent increase from $114 million for the comparable period in 2011. Distributable cash flow per unit before certain items was $0.75, compared to $0.55 for the fourth quarter last year. Fourth quarter net income before certain items was $182 million compared to $132 million for the same period in 2011. Including certain items, net income was $178 million versus $145 million for the fourth quarter last year.

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For full year 2012, EPB generated distributable cash flow before certain items of $590 million, up 22 percent from $483 million for 2011. Distributable cash flow per unit before certain items was $2.82 compared to $2.45 for 2011. Net income before certain items was $608 million versus $537 million for 2011. Including certain items, net income declined slightly for the year to $589 million compared to $605 million for 2011, primarily due to the non-cash severance costs allocated to EPB from El Paso as a result of the KMI and El Paso merger.
Business Overview
EPB's assets produced total earnings before DD&A and certain items of $318 million for the fourth quarter and $1.2 billion for the full year, up 14 percent compared to the fourth quarter last year and up 8 percent versus 2011. “EPB continues to benefit from completed expansion projects on SNG and increased demand from natural gas fired electric generation facilities. Gas-fired power generation demand on SNG was up 30 percent compared to the fourth quarter last year and up 42 percent for the full year compared to 2011,” added Kinder. Additionally, EPB's results benefited from contributions from the May 24, 2012, dropdown from its general partner of the remaining 14 percent of Colorado Interstate Gas and all of Cheyenne Plains Pipeline.
2013 Outlook
As previously announced, EPB expects to declare cash distribution of $2.55 per unit for 2013, a 13 percent increase over the $2.25 per unit it will distribute for 2012. EPB's budget includes the expected purchase (drop down) of 50 percent of Gulf LNG from KMI during 2013.
In 2013, EPB expects to generate earnings before DD&A of $1.22 billion (adding back EPB's share of joint venture DD&A), an increase of over $40 million compared to 2012. Additionally, EPB expects to produce excess cash flow of approximately $25 million above the 2013 distribution target of $2.55.
The boards of directors of the Kinder Morgan companies approved the 2013 budgets at the January board meeting, and the budgets will be discussed in detail during the company's annual analyst conference on Jan. 30, 2013, in Houston. The conference starts at 8 a.m. CT and will be webcast live.

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Other News

•
Southern Natural Gas Company (SNG) completed an approximately $50 million sale of non-core offshore assets south of the Toca compressor station in Louisiana to High Point Gas Transmission (the Toca compressor station was not included in the sale). The divested assets included approximately 600 miles of pipelines and related facilities.

•
Southern LNG Company (SLNG) and Elba Express Company filed an application with FERC in December for an environmental review of a project to construct and operate a liquefaction project at Elba Island, near Savannah, Ga., and also modify the Elba Express pipeline. Pending regulatory approval, the Elba Island regasification terminal will have the added capability to liquefy domestic natural gas for export. In June 2012, SLNG received Department of Energy (DOE) authorization to export domestically produced LNG to Free Trade Agreement (FTA) countries. In August 2012, SLNG filed an application with the DOE requesting authorization to export up to 4 million tons per year of LNG (equivalent to approximately 0.5 billion cubic feet of gas per day) from the Elba Island Terminal to any non FTA country.

•
Elba Express Pipeline is nearing second quarter 2013 completion of construction and commissioning of a new, 10,000 horsepower compressor station in Hart County, Ga. The station will provide customers with additional capacity and increased operational flexibility in transporting natural gas either north or south on the Elba Express Pipeline. Elba Express was placed in service in March 2010 and consists of approximately 190 miles of 42- and 36‑inch diameter natural gas pipeline.

•
In November, FERC notified Wyoming Interstate Company (WIC) that it was beginning a rate proceeding under Section 5 of the Natural Gas Act. WIC is aggressively defending its current rates, which the company believes are just and reasonable. Any outcome from this FERC action is not anticipated to have a substantial impact on the overall earnings of EPB. WIC intends to file a cost and revenue study with the FERC by Jan. 29, 2013. A hearing is planned in the third quarter this year.

Financings

•	EPB issued $475 million of senior notes in November 2012 and repaid its credit facility borrowing.
Upcoming Organizational Changes
With the final distribution of KMI shares from the sponsor investors to management in December 2012 (which wrapped up the KMI management-led buyout), Richard D. Kinder will continue as chairman and CEO of Kinder Morgan, but certain members of our corporate and business unit management have indicated their intention to retire or take a different role in the organization. In each case, the position will be filled by a long-time Kinder Morgan employee.

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The transition will be largely complete by the end of the first quarter of 2013, and each person who is retiring has indicated his willingness to work beyond the first quarter as necessary to ensure a smooth transition. The key changes are as follows:

•
Park Shaper, president of the Kinder Morgan entities, will be retiring as president, but will remain a member of the KMI board. He will resign from the boards of directors of KMR and the general partners of EPB and KMP effective March 31, 2013. “Park has been with Kinder Morgan since the early days and has contributed an extraordinary amount to our success over the years,” Kinder said. “I am delighted that he will continue to be involved as a member of the KMI board.” Shaper stated, “My 13 years at Kinder Morgan have been an incredible opportunity for me, and I have truly enjoyed and benefited from working alongside Rich, Steve Kean and all of the remarkable Kinder Morgan employees. The time is right for me to spend more time with my family, and I look forward to continuing to serve on the KMI board.”

•
Steve Kean, currently executive vice president and COO of the Kinder Morgan entities and a member of the boards of directors of KMI and the general partner of EPB, will become president and COO of the Kinder Morgan entities effective March 31, 2013. Kean has also been elected to the boards of directors of KMR and the general partner of KMP effective March 31, 2013. Kean has been with Kinder Morgan for 11 years, the last six as COO. He has also served as president of the Texas Intrastate Pipeline Group and as president of Natural Gas Pipelines. Kinder and Kean will comprise the Office of the Chairman of Kinder Morgan.

•
Jeff Armstrong, president of Kinder Morgan Terminals, will become vice president of corporate strategy for Kinder Morgan. “We are seeing an unprecedented number of opportunities in North American energy that cut across business unit lines,” Kinder said. “Jeff is ideally suited to help us identify ways to coordinate our efforts across Kinder Morgan and look for opportunities to extend our business model to new, related lines of business.” Armstrong will be succeeded as president of the Terminals business segment by John Schlosser. Schlosser is currently vice president of business development for Terminals and has been with Kinder Morgan (including his time with a predecessor company) since 1999.

•
Joe Listengart, vice president and general counsel, will be stepping down from his current position and will be succeeded by Dave DeVeau, currently vice president and deputy general counsel. DeVeau has been with Kinder Morgan since 2001 and has been deputy general counsel since 2006. Listengart will continue working for the company, assisting as needed on significant transactions and other matters. Adam Forman, vice president and deputy general counsel, will assume the additional role of corporate secretary for the Kinder Morgan entities, reporting to DeVeau.

•	David Kinder, vice president of Corporate Development and treasurer, will be retiring and will be succeeded by Dax Sanders as vice president of Corporate Development. Sanders has been with the

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company in a variety of senior commercial and financial roles over the last 12 years (including Corporate Development), with the exception of a two-year period while he earned his MBA at Harvard Business School.

•
Kim Dang, vice president and CFO, will continue as CFO and will also assume responsibility for treasury and investor relations. Dang has been with the company for 11 years, the last six as CFO, and has served in senior roles in finance, accounting and investor relations. David Michels, currently vice president of finance, will become vice president of finance and investor relations for Kinder Morgan and CFO of EPB, reporting to Dang. Also reporting to Dang will be Anthony Ashley. Currently director of finance, Ashley will become vice president and treasurer for Kinder Morgan.

•
In addition to Rich Kinder, Kean, Dang and Armstrong, the other members of the senior management team that are staying with Kinder Morgan include Tom Martin, president of Natural Gas Pipelines, along with his entire senior commercial management team, and Jim Street, vice president of Human Resources and Administration.

Rich Kinder stated, “I am grateful for the tremendous contributions over the years from the executives who are retiring, and I sincerely appreciate their commitment to ensure a smooth transition. Though it is always difficult to see talented people leave the organization, I am pleased that all of those who are being promoted are very capable, have long tenures with Kinder Morgan and are enthusiastic about their new roles. I am very optimistic about the future of Kinder Morgan, especially considering the approximately $12 billion in growth projects we have identified, and believe this team will continue to deliver value to our unitholders and shareholders.”
El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates more than 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of nearly 100 billion cubic feet and LNG assets in Georgia. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner

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interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com and www.eppipelinepartners.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 16, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB's fourth quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for Bear Creek and WYCO our equity method investees, plus other income and expenses, net (which primarily includes deferred revenue, AFUDC equity and other non-cash items). Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations
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and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business. We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to earnings before DD&A and certain items. Earnings before DD&A and certain items is calculated by removing the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A. In addition, earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in EPB's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.
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CONTACTS
Emily Mir	Peter Staples
Media Relations	Investor Relations
(713) 369-8060	(713) 369-9221
emily_mir@kindermorgan.com	peter_staples@kindermorgan.com
www.eppipelinepartners.com	www.kindermorgan.com

# # #

El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011(1)	2012	2011(1)
Revenues	$390	$388	$1,515	$1,531
Costs, expenses and other
Operations and maintenance	79	112	389	419
Depreciation and amortization	44	45	181	180
Taxes, other than income taxes	19	20	82	83
	142	177	652	682
Operating income	248	211	863	849
Other income (expense)
Earnings from equity investments	3	3	14	15
Interest expense, net	(75)	(72)	(293)	(267)
Other, net	2	3	5	8
Net income	178	145	589	605
Net income attributable to noncontrolling interests	—	(6)	(10)	(93)
Net income attributable to EPB	$178	$139	$579	$512

Calculation of Limited Partners' interest in net income attributable to EPB
Net income attributable to EPB	$178	$139	$579	$512
Less: Pre-acquisition earnings allocated to General Partner (2)	—	(13)	(22)	(40)
Plus: Severance costs allocated to General Partner	2	—	34	—
Less: General Partner's 2% interest allocation	(4)	(2)	(12)	(9)
Less: General Partner's incentive distribution	(43)	(19)	(129)	(62)
Limited Partners' interest in net income	$133	$105	$450	$401

Limited Partners' net income per unit
Net income	$0.62	$0.51	$2.15	$2.03
Weighted average units outstanding	216	206	209	197

Declared distribution / unit	$0.61	$0.50	$2.25	$1.93
_______________
(1) Retrospectively adjusted to reflect reorganization of entities under common control and change in reporting entity due to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso Corporation.
(2) Represents Cheyenne Plains' earnings prior to the May 24, 2012 acquisition.

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to Net Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Earnings before DD&A and certain items	$318	$278	$1,175	$1,085
DD&A	44	42	176	168
Earnings contribution	274	236	999	917
General and administrative expense	(17)	(35)	(102)	(124)
Interest expense, net	(75)	(69)	(289)	(256)
Net income before certain items	182	132	608	537
Certain items
Cheyenne Plains before dropdown	—	13	22	54
CIG environmental reserve adjustment	—	—	6	—
Loss on write-off of asset (1)	—	—	(11)	—
Non-cash severance costs (2)	(2)	—	(34)	—
Project cancellation payment (3)	—	—	—	14
Amortization of regulatory asset related to offshore asset sale (4)	(2)	—	(2)	—
Sub-total certain items	(4)	13	(19)	68
Net Income	$178	$145	$589	$605
Less: Pre-acquisition earnings allocated to General Partner (5)	—	(13)	(22)	(40)
Plus: Severance costs allocated to General Partner (2)	2	—	34	—
Less: General Partner's 2% interest allocation	(4)	(2)	(12)	(9)
Less: General Partner's incentive distribution	(43)	(19)	(129)	(62)
Less: Noncontrolling Interests in net income	—	(6)	(10)	(93)
Limited Partners' net income	$133	$105	$450	$401

Net income before certain items	$182	$132	$608	$537
Less: Net income attributable to Noncontrolling Interests before certain items	—	(6)	(10)	(79)
Net income attributable to EPB before certain items	182	126	598	458
Less: General Partner's 2% interest allocation	(4)	(2)	(12)	(9)
Less: General Partner's incentive distribution	(43)	(19)	(129)	(62)
Limited Partners' net income before certain items	135	105	457	387
Depreciation and amortization (6)	44	43	176	169
Net income attributable to noncontrolling interests before certain items	—	6	10	79
Declared distributions to noncontrolling interests before certain items (7)	—	(5)	(8)	(47)
Other (8)	1	—	1	(2)
Sustaining capital expenditures (9)	(17)	(35)	(46)	(103)
DCF before certain items - Limited Partners	$163	$114	$590	$483

Net income / unit before certain items	$0.63	$0.51	$2.19	$1.96
DCF / unit before certain items	$0.75	$0.55	$2.82	$2.45
Weighted average units outstanding	216	206	209	197
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Notes:
(1) Reflects write-off of a canceled software implementation project.
(2) Represents the non-cash severance costs allocated to EPB from El Paso as a result of KMI's and El Paso's merger. EPB does not have any obligation nor did EPB pay any amounts related to this expense.
(3) Reflects $17 million BG cancellation option payments related to Phase B of SLNG's Elba III expansion offset by $3 million write-off of the related project development costs.
(4) Represents amortization of regulatory asset associated with the SNG offshore asset sale.
(5) Represents earnings related to Cheyenne Plains prior to the May 24, 2012 acquisition.
(6) Includes EPB's share of Bear Creek and WYCO DD&A (less than $1 million for each of the periods presented).
(7) Cash distributions made to the noncontrolling interest holder.
(8) Includes deferred revenue and other non-cash items such as AFUDC equity and other items.
(9) Includes EPB's share of Bear Creek and WYCO sustaining capital expenditures (less than $2 million for each of the periods presented).

Transport Volumes (BBtu/d)	7,835	7,469	7,864	7,364

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	December 31, 2012	December 31, 2011(1)
ASSETS
Cash and cash equivalents	$114	$120
Other current assets	241	210
Property, plant and equipment, net	5,931	6,040
Investments	72	71
Regulatory assets and other assets	223	238
TOTAL ASSETS	$6,581	$6,679

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	$93	$82
Other current liabilities	188	263
Long-term debt (6)	4,246	4,028
Other	67	75
Total liabilities	4,594	4,448

Partners' capital
Accumulated other comprehensive income (loss)	10	(7)
Other partners' capital	1,977	2,122
Total EPB partners' capital	1,987	2,115
Noncontrolling interests	—	116
Total partners' capital	1,987	2,231
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$6,581	$6,679

Total Debt, net of cash and cash equivalents (7)	$4,233	$3,997	(4)
EBITDA (2) (3)	$1,073	$962
Debt to EBITDA (7)	3.9	4.2	(5)

	Twelve Months Ended
	December 31, 2012	December 31, 2011
Net Income (1)	$589	$605
Certain items:
Cheyenne Plains before dropdown	(22)	(54)
CIG environmental reserve adjustment	(6)	—
Loss on write-off of asset	11	—
Non-cash severance costs	34	—
Project cancellation payment	—	(14)
Amortization of regulatory asset related to offshore asset sale	2	—
Subtotal certain items	19	(68)
Net income before certain items	608	537
Add:
Depreciation and amortization (3)	176	169
Interest expense, net	289	256
EBITDA	$1,073	$962

_____________
(1) Retrospectively adjusted to reflect reorganization of entities under common control and change in reporting entity due to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso Corporation.
(2) Amounts represent the last twelve months.
(3) Includes add back of EPB's share of Bear Creek and WYCO DD&A, which was less than $1 million for both the twelve months ended December 31, 2012 and 2011.
(4) Debt as of December 31, 2011 has been retrospectively adjusted to include Cheyenne Plains. Reported debt net of cash and cash equivalents as of December 31, 2011 was $3,832 million.
(5) As of December 31, 2011, excluding Cheyenne Plains, the Debt to EBITDA ratio would have been 4.0.
(6) Amounts are net of unamortized discount of $8 million and $7 million as of December 31, 2012 and 2011, respectively.
(7) Amounts reflect the gross debt balance before unamortized discount for each of the periods presented.